Exhibit 10.13

November 20, 2019

Mr. Jeffrey Andreson

[XXXXX]

[XXXXX]

Dear Jeff,

Ichor Systems, Inc. (the “Company”) and Ichor Holdings, Ltd. are pleased to offer you a promotion to Chief Executive Officer with the Company. Should you accept our offer, your home office will be in Fremont, CA reporting directly to the board of directors (the “Board”) of the Company. The purpose of this letter offer (this “Letter”) is to confirm with you the specifics of your offer, consistent with the terms below. For the avoidance of doubt, the terms of this Letter, if accepted, shall replace and supersede all prior offer letter arrangements between you and the Company, including that certain offer letter from the Company to you dated as of November 9, 2017 and that certain promotion letter from the Company to you dated as of April 8, 2019.

Start Date

Your start date of hire is January 6, 2020 or another date as mutually agreed upon.

Salary

Your base salary will be approximately $20,384.62 biweekly, which, when annualized, is equivalent to $530,000 per year.

Incentive Bonus

You are eligible to participate in the Company’s performance incentive program. This program is subject to the terms and conditions of the plan and at the discretion of the Board. Your target bonus is 85% of your annual base salary. This bonus is based on companywide financial metrics and successful completion of established MBOs. This plan is subject to change at any time at the Company’s discretion.

Equity Incentive

You will continue to be eligible to participate in the Company’s 2016 Omnibus Incentive Plan, and will be granted new incentive equity grants under separate cover substantially concurrently with your start date.

Benefits

Your participation in the benefit programs, including health and welfare, life and disability, along with other offerings, will continue following your start date. You will also be eligible to continue to participate in the 401(k) Retirement Savings Plan.

Direct Deposit

As a condition of continued employment, you will be required to accept payment of salary or wages by direct deposit or Pay Card.

Work Classification

Your position will be full-time, and is considered exempt for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

Severance

Upon your separation from service with the Company for any reason, all compensation and benefits due to you shall be governed by the Ichor Holdings, Ltd. Select Severance Plan.

General.

Per company policy, your employment with the Company is at will. This means that either you or the Company may terminate the employment relationship at any time, with or without cause or notice.

With respect to the nature of your employment relationship with the Company, this Letter constitutes the full, complete, and final agreement between you and the Company. Additionally, no element or elements of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.

This Letter shall be governed by the laws of the state of California.

This offer of employment, if not previously accepted by you, will expire three days from the date of this Letter.

If you wish to accept this offer, please sign, date, and return the enclosed copy of this Letter to the Human Resources Department. Please sign, date and retain a copy for your records.

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Signature Page to Follow

Jeff, we are excited to have you continue with the Ichor team and trust that this Letter finds you mutually excited about your new role with us! Should you have any questions, please contact me at [XXXXX] or email if that is more convenient.

Sincerely,

Tom Rohrs

Chief Executive Officer at the Company

ACKNOWLEDGEMENT

I, the undersigned, understand and agree to the terms and conditions of employment set forth in this Letter. I understand and agree that the terms of this Letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with the Company, other than those expressly set forth or reference herein.

/s/ Jeffrey Andreson	November 25, 2019
Jeffrey Andreson	Date

/s/ Tom Rohrs	November 25, 2019
Tom Rohrs	Date
Chief Executive Officer at the Company